-----------------------------------------------

                               INFONOW CORPORATION

                         COMMON STOCK PURCHASE AGREEMENT

                                 March 30, 2000

                 -----------------------------------------------

                               INFONOW CORPORATION

                         COMMON STOCK PURCHASE AGREEMENT


     This Common Stock Purchase Agreement (this "Agreement") is made as of the 30th day of March, 2000, between and among InfoNow Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, with its principal offices at 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202 and the persons listed on the Schedule of Purchasers attached hereto as Exhibit A (the "Purchasers").

     IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:


                                   SECTION 1

                     AUTHORIZATION AND SALE OF COMMON STOCK
                     --------------------------------------

     1.1 Authorization. Subject to the terms and conditions of this agreement, the Company has authorized the sale of up to 526,316 shares (the "Shares") of its Common Stock, par value $0.001 per share ("Common Stock").

     1.2 Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Purchaser and each Purchaser severally agrees to purchase from the Company the number of Shares set forth opposite each Purchaser's name on Exhibit A for $9.50 per share.


                                   SECTION 2

                             CLOSING DATE; DELIVERY
                             ----------------------

     2.1 Closing Date. The completion of the purchase and sale of the Shares (the "Closing") shall occur as soon as practicable and as agreed by the parties hereto, at a place and time (the "Closing Date") to be agreed upon by the Company and Needham & Company, Inc. (the "Placement Agent") and of which the Purchasers will be notified by facsimile transmission or otherwise.

     2.2 Delivery. At the Closing, the Company shall deliver to each Purchaser one or more stock certificates registered in the name of such Purchaser, or in such nominee name(s) as designated by the Purchaser in writing, representing the number of Shares set forth opposite such Purchaser's name on Exhibit A attached hereto. The name(s) in which the stock certificates are to be registered are set forth in the Stock Certificate Questionnaire attached hereto as part of Exhibit
B. The Company's obligation to complete the purchase and sale of the Shares and deliver such stock certificate(s) to each Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of same-day funds in the full amount of the purchase price for the Shares being purchased hereunder; (b) receipt by the Company of a completed version of Exhibit B, Exhibit C and Exhibit D-1 or D-2 (as applicable); attached hereto; and (c) the accuracy of the representations and warranties made by the Purchasers and the fulfillment of those undertakings of the Purchasers to be fulfilled prior to the Closing. Each Purchaser's obligation to accept delivery of such stock certificate(s) and to pay for the Shares evidenced thereby shall be subject to the accuracy in all material respects of the representations and warranties made by the Company herein and the fulfillment in all material respects of those undertakings of the Company to be fulfilled prior to the Closing.

     Simultaneously with the Closing the Company and the Purchasers shall execute and deliver a Registration Rights Agreement attached hereto as Exhibit G.


                                   SECTION 3

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY
            --------------------------------------------------------

     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect (as defined herein).

     3.2 Corporate Power; Authorization. The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement, to sell and issue the Shares and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (b) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof and the issuance, sale and delivery of the Shares by the Company will not materially conflict with, or result in a material breach or violation of the terms, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of any material lien pursuant to the terms of, the Certificate of Incorporation or Bylaws of the Company or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other material agreement or instrument to which the Company or any of its proprties is subject.

     3.3 Authorized Capital Stock. The authorized capital stock of the Company consists of (a) 15,000,000 shares of Common Stock, $0.001 par value, of which, as of March 30, 2000, 7,270,627 shares were outstanding (excluding, as of such date (i) 3,195,105 shares of Common Stock issuable upon the exercise of outstanding options under the Company's 1990 Stock Plan and 1999 Stock Plan (collectively, the "Stock Option Plans"), (ii) 1,004,895 shares of Common Stock reserved for future option grants under the Stock Option Plans and (iii) 170,861 shares of Common Stock issuable upon the exercise of outstanding warrants) and
(b) 2,000,000 shares of Preferred Stock, $0.001 par value, of which 251,148 have been designated Series A Convertible Preferred Stock and 816,000 shares have been designated Series B Convertible Participating Preferred Stock. No shares of Series A are outstanding and 250,000 shares of Series B Convertible Preferred Stock are outstanding. The issued and outstanding shares of the Company's Common

Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the SEC Documents (as defined herein). Except as disclosed or contemplated by in the SEC Documents, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The description of the Company's stock, stock bonus and other stock plans or arrangements and the options or other rights granted and exercised thereunder set forth in the SEC Documents accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights.

     3.4 SEC Documents; Financial Statement. The Company has filed in a timely manner all documents that the Company was required to file with Securities and Exchange Commission (the "SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the twelve (12) months preceding the date of this Agreement. As of their respective filing dates, all documents filed by the Company with the SEC (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and any subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).

     3.5 Accountants. Hein + Associates LLP, who have expressed their opinion with respect to the consolidated financial statements for the year ended December 31, 1999, are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder (the "Rules and Regulations").

     3.6 No Defaults. Except as disclosed in the SEC Documents, and except as to defaults, violations and breaches which individually or in the aggregate would not be material to the Company, the Company is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, or other organizational documents, or in breach of or default with respect to any provision of agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of default on the part of the Company as defined in such documents, except such defaults which individually or in the aggregate would not be material to the Company.

     3.7 Contracts. The contracts described in or specifically contemplated by the SEC Documents are in full force and effect on the date hereof; and neither the Company nor, to the Company's knowledge, any other party is in breach of or default under any of such contracts which would have a Material Adverse Effect.

     3.8 No Actions. There are no legal or governmental actions, suits or proceedings pending or, to the Company's knowledge, threatened to which the Company is or may be a part or of which property owned or leased by the Company is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, individually or in the aggregate, might prevent or might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement or result in a material adverse affect on the condition (financial or otherwise), properties, business, prospects or results of operations of the Company (a "Material Adverse Effect"); and no labor disturbance by the employees of the Company exists to or, to the Company's knowledge, is imminent which might reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents, the Company is not party to or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body.

     3.9 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with the securities and Blue Sky laws in the states in which Shares are offered and/or sold, which compliance will be effected in accordance with such laws and (b) the filing of the Registration Statement as contemplated by Section 6 of this Agreement.

     3.10 Litigation. There are no actions, suits proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company or any of its properties before or by any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood (in the judgment of the Company) of an adverse decision that (a) could have a Material Adverse Effect on the Company's properties or assets or the business of the Company as presently conducted or proposed to be conducted or (b) could impair the ability of the Company to perform in any material respect its obligations under this Agreement.

     3.11 Properties. The Company has good and marketable title to all the properties and assets reflected as owned by it in its consolidated financial statements, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (a) those, if any, reflected in such consolidated financial statements, or (b) those which are not material in amount and do not adversely affect the use made and promised to be made of such property by the Company. The Company holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to its business. The Company owns or leases all such properties as are necessary to its operations as now conducted.

     3.12 No Material Change. Since December 31, 1999 (a) the Company has not incurred any material liabilities or obligations, indirect or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business (b) the Company has not sustained any material loss or interference with its businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (c) the Company has not paid or declared any dividends or other distributions with respect to its capital stock and is not in default in the payment of principal or interest on any outstanding debt obligations; (d) there has not been any change in the capital stock of the Company other than the sale of the Shares hereunder and shares or options issued pursuant to the Stock Option Plans, as approved by the Company's Board of Directors; (e) there has not been any increase in indebtedness material to the Company (other than in the ordinary course of business); and (f) there has not been any change that would result in a Material Adverse Effect.

     3.13 Intellectual Property. The Company owns or has obtained valid and enforceable licenses or options for the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights and trade secrets necessary for the conduct of the Company's business as currently conducted (collectively, the "Intellectual Property"); and to the Company's knowledge (for each of the following subsections (i) through (v)): (i) there are no third parties who have any ownership rights to any Intellectual Property that is owned by, or has been licensed to, the Company for its products that would preclude the Company from conducting its business as currently conducted, except for the ownership rights of the owners of the Intellectual Property licensed or optioned by the Company; (ii) there are currently no sales of any products that would constitute an infringement by third parties of any Intellectual Property owned, licensed or optioned by the Company; (iii) there is no pending or threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any Intellectual Property owned, licensed or optioned by the Company, other than non-material claims; (iv) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned, licensed or optioned by the Company, other than non-material claims; and (v) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary right of others, other than non-material claims.

     3.14 Compliance. The Company has not been advised, nor does it have reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws regulations; except where failure to be so in compliance would not have a Material Adverse Effect.

     3.15 Taxes. The Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which could have a Material Adverse Effect.

     3.16 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

     3.17 Investment Company. The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

     3.18 Distribution of Offering Materials. The Company has not distributed and will not distribute prior to the Closing Date any offering materials related to the offering and sale of the Shares.

     3.19 Insurance. The Company maintains insurance of the types and in the amounts that it reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

     3.20 Contributions. Since its incorporation the Company has not, directly or indirectly (a) made any unlawful contribution to any candidate for public office, or failed to disclose fully any contribution in violation of law, or (b) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     3.21 Legal Opinion. Prior to the Closing, Chrisman, Bynum & Johnson, P.C. counsel to the Company, will deliver its legal opinion related to the transactions referred to herein, substantially in the form attached to herein as Exhibit F.

     3.22 Officers Certificate. At the Closing, the Company will deliver to each Purchaser a certificate executed by the chief executive officer and the chief financial officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers, certifying that the representations and warranties of the Company set forth in this Section 3 are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to the Closing Date.


                                   SECTION 4

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS
           -----------------------------------------------------------

     Each Purchaser hereby severally represents and warrants to the Company, effective as of the Closing Date, as follows:

     4.1 Authorization. Purchaser represents and warrants to the Company that:
(a) Purchaser has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to purchase the Shares to be purchased by it and to carry out and perform all of its obligations under this Agreement; and (b) this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally.

     4.2 Investment Experience. Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Purchaser is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

     4.3 Investment Intent. Purchaser is purchasing the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act. Purchaser understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein. Purchaser has completed or caused to be completed the Registration Statement Questionnaire attached hereto as Exhibit C and the certificate attached hereto as Exhibit D-1 or D-2, as applicable, and the responses provided therein shall be true and correct as of the Closing Date and will be true and correct as of the effective date of the Registration Statement. Purchaser has, in connection with its decision to purchase the number of shares set forth in Exhibit A relied solely upon it own investigations and the representations and warranties of the Company contained herein. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

     4.4 Registration or Exemption Requirements. Purchaser further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless an exemption from such registration is available.

     4.5 Restriction on Short Sales. Purchaser represents and warrants to and covenants with the Company that Purchaser has not engaged and will not engage in any short sales of the Company's Common Stock prior to the effectiveness of the Shelf Registration Statement described in the Registration Rights Agreement attached hereto as Exhibit G, except to the extent that any such short sale is fully covered by shares of Common Stock of the Company other than the Shares.

     4.6 No Legal, Tax or Investment Advice. Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

                                   SECTION 5

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
             -------------------------------------------------------

The representations and warranties, covenants and agreements contained herein shall survive until March 30, 2001.


                                   SECTION 6

         REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES ACT
         --------------------------------------------------------------


     6.1 Registration. The Company shall comply with the terms and conditions contained in the Registration Rights Agreement attached hereto as Exhibit G.

     6.2 Transfer of Shares After Registration. Each Purchaser agrees that it will not effect any disposition of the Shares or its right to purchase the Shares that would constitute a sale within the meaning of the Securities Act, except as contemplated by the Shelf Registration Statement referred to in
Section 6.1 or in accordance with Rule 144.

     6.3 Termination of Conditions and Obligations. The conditions precedent imposed by Section 4.4 or this Section 6.2 upon the transferability of the Shares shall cease and terminate upon the passage of twenty-four months from the Closing Date or at such time as an opinion of counsel satisfactory in form and substance to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.


                                    SECTION 7

                                  MISCELLANEOUS
                                  -------------

     7.1 Broker's Fee. The Purchaser acknowledges that the Company intends to pay to the Needham & Co. a fee in respect of the sale of the Shares to the Purchaser. Each of the parties hereby represents that, there are no other brokers or finders entitled to compensation in connection with the sale of the Shares to the Purchaser.

     7.2 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

          (a)  if to the Company, to:

                   InfoNow Corporation
                   1875 Lawrence Street, Suite 1100
                   Denver, Colorado 80202
                   Facsimile:  (303) 293-0213
                   Attention:  Chief Financial Officer

                   with a copy to:

                   Chrisman, Bynum & Johnson, P.C.
                   1900 15th Street
                   Boulder, CO 80302
                   Facsimile:  (303) 449-5426
                   Attention:  David J. Cook, Esq.

or to such other person at such other place as the Company shall designate to each Purchaser in writing; and

          (b) if to a Purchaser, at its address as set forth at the end of this Agreement for such purchaser, or at such other address or addresses as may have been furnished to the Company in writing.

     7.3 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and each Purchaser.

     7.4 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     7.5 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the federal law of the United States of America.

     7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                               INFONOW CORPORATION


                                               By
                                               Name: Michael W. Johnson
                                               Title: Chief Executive Officer


                                               NR VENTURES, LTD.


                                               By
                                               Name:
                                               Title:


                                               Address: 590 Madison Avenue
                                                        New York, NY 10022
                                               Facsimile: 212-829-8111
                                               Telephone: 212-829-8100

                                               RIT CAPITAL PARTNERS, PLC


                                               By
                                               Name:
                                               Title:

                                               Address:  27 St. James Place
                                                         London SW1A 1NR
                                               Facsimile: 011-44-171-629-3250
                                               Telephone: 011-44-171-514-1944


                                               PUTNAM EMERGING INFORMATION
                                               SCIENCES TRUST


                                               By
                                               Name:
                                               Title:

                                               Address:

                                               Facsimile:
                                               Telephone:

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS


                                                                      Aggregate
                                                                      Purchase
Purchaser                                                 Shares        Price
---------                                                 ------        -----

NR Ventures, Ltd.                                          210,527    $2,000,000

RIT Capital Partners, PLC                                  210,526    $2,000,000

Putnam Emerging Information Sciences Trust S.A             105,263    $1,000,000
                                                        ----------    ----------

TOTAL                                                      526,316    $5,000,000
                                                        ==========    ==========

                     SUMMARY INSTRUCTION SHEET FOR PURCHASER

   (to be read in conjunction with the entire Common Stock Purchase Agreement)



A.   Complete the following items in the Common Stock Purchase Agreement:

     1. Signature Page: Provide the information regarding the Purchaser requested on the signature page. The agreement must be executed by an individual authorized to bind the Purchaser.

     2. Exhibit B - Stock Certificate Questionnaire: Provide the information requested by the Stock Certificate Questionnaire.

     3. Exhibit C - Registration Statement Questionnaire: Provide the information requested by the Registration Statement Questionnaire.

     4. Exhibits D-1 and D-2 - Purchaser Certificate: Provide the information requested by the Certificate for Individual Purchasers or the Certificate for Corporate, Partnership, Trust, Foundation and Joint Purchasers, as applicable.

B. Return the properly completed and signed Common Stock Purchase Agreement signature pages and Exhibits B, C and D-1 or D-2 (as applicable) to:

                           --------------------------
                           --------------------------
                           --------------------------
                           --------------------------

C. Instructions regarding the transfer of funds for the purchase of Shares will be sent by facsimile to the Purchaser by the Placement Agent at a later date.

D. Upon the resale of the Shares by the Purchasers after the Registration Statement covering the Shares is effective, as described in the Purchase Agreement, the Purchaser:

     1. must deliver a current prospectus of the Company to the buyer (prospectuses must be obtained from the Company at the Purchaser's request); and

     2. must send a letter in the form of Exhibit E to the Company so that the Shares may be properly transferred.

                                    EXHIBIT B

                         STOCK CERTIFICATE QUESTIONNAIRE


     Pursuant to Section 4.3 of the Agreement, please provide us with the following information:

     1. The exact name that your Shares are to be Registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:

          ----------------------------------------------------------------------

     2. The relationship between the Purchaser of the Shares and the Registered Holder listed in response to item 1 above:

          ----------------------------------------------------------------------

     3.   The mailing address of the Registered Holder listed in response to item 1 above:

          ----------------------------------------------------------------------

     4. The Social Security Number or Tax Identification Number of the Registered Holder listed in response to item 1 above:

          ----------------------------------------------------------------------

                                    EXHIBIT C

                      REGISTRATION STATEMENT QUESTIONNAIRE


     In connection with the preparation of the Registration Statement, please provide us with the following information:

     1. Pursuant to the "Selling Stockholder" section of the Registration Statement, please state your or your organization's name exactly as it should appear in the Registration Statement:

          ----------------------------------------------------------------------

     2. Please provide the number of shares of InfoNow Common Stock that you or your organization will own immediately after Closing, including those purchased by you or your organization pursuant to this Agreement and those shares of Common Stock purchased by you or your organization through other transactions:

          ----------------------------------------------------------------------

     3. Have you or your organization had any position, office or other material relationship within the past three years with the Company or its affiliates?

          _____ Yes _____ No

          If yes, please indicate the nature of any such relationships below:

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

                                   EXHIBIT D-1

                      CERTIFICATE FOR INDIVIDUAL PURCHASERS


     If the investor is an individual Purchaser (or married couple) the Purchaser must complete, date and sign this Certificate.

                                   CERTIFICATE

     I certify that the representations and responses below are true and accurate:

     In order for the Company to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as an investor in the Company.

     ____ (1) A natural person whose net worth, either individually or jointly with such person's spouse exceeds $1,000,000.

     ____ (2) A natural person who had an income in excess of $200,000, or joint income with the person's spouse in excess of $300,000, in 1997, 1998 and 1999, and reasonably expects to have individual income reaching the same level in 2000.

     ____ (3) An executive officer or director of the Company.



Dated: ___________________

Name(s) of Purchaser

--------------------------------
          Signature

--------------------------------
          Signature

                                   EXHIBIT D-2

                     CERTIFICATE FOR CORPORATE, PARTNERSHIP,

                     TRUST, FOUNDATION AND JOINT PURCHASERS


     If the investor is a corporation, partnership, trust, pension plan, foundation, joint purchasers (other than a married couple) or other entity, an authorized officer, partner, or trustee must complete, date and sign this Certificate.

                                   CERTIFICATE

     The undersigned certifies that the representations and responses below are true and accurate.

     (a) The investor has been duly formed and is validly existing and has full power and authority to invest in the Company. The person signing on behalf of the undersigned has the authority to exercise and deliver the Common Stock Purchase Agreement on behalf of the Purchaser, and to take other sections with respect thereto.

     (b) Indicate the form of entity of the undersigned:

     ________  Limited Partnership

     ________   General Partnership

     ________   Corporation

     ________ Revocable Trust (identify each grantor and indicate under what circumstances the trust is revocable by the grantor: __________________

     --------------------------------------------------------------------

     --------------------------------------------------------------------

     --------------------------------------------------------------------

     --------------------------------------------------------------------

     ____________ (Continue on a separate piece of paper, if necessary.)

     ________ Other Type of Trust (indicate type of trust and, for trusts other than pension trust, name the guarantors and beneficiaries:_______

     -------------------------------------------------------------------

     -------------------------------------------------------------------

     -------------------------------------------------------------------

     -------------------------------------------------------------------

     _________.  (Continue on a separate piece of paper, if necessary.)

     ________   Other form of organization (indicate form of organization
     (_______)

     (c) Indicate the approximate date the undersigned entity was formed:
     ________

     (d) In order for the Company to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor sums. Please initial each category applicable to you as an investor in the Company.

     ____ 1. A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

     ____ 2. A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

     ____ 3. An insurance company as defined in Section 2(13) of the Securities Act;

     ____ 4. As investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

     ____ 5. A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

     ____ 6. A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

     ____ 7. An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

     ____ 8. A private business development company as defined in Section 202(a)(23) of the Investment Advisers Act of 1940;

     ____ 9. An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

     ____ 10. A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

     ____ 11. An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies:

         ------------------------------------------------------------------

         ------------------------------------------------------------------

         ------------------------------------------------------------------

         ------------------------------------------------------------------
              (Combine on a separate piece of paper, if necessary.)

                                             Dated: __________________ , 19 ____

                                             -----------------------------------
                                             Name of investors

                                             -----------------------------------
                                             Signature and title of authorized
                                             officer, partner or trustee

                                    EXHIBIT E

                   PURCHASER'S CERTIFICATE OF SUBSEQUENT SALE


     Attention:

     PURCHASER'S CERTIFICATE OF SUBSEQUENT SALE

     The undersigned, [an officer of, or other person duly authorized by] ______________ [fill in official name of individual or institution] hereby certifies that he/she [said institution] is the Purchaser of the shares evidenced by the attached certificate, and as such, sold such shares on _____________ in accordance with [date] Registration Statement number [fill in the number of or otherwise identify Registration Statement] and the requirement of delivering a current prospectus by the Company has been complied with in connection with such sale.

                                            Print or Type:
                                            Name of Purchaser
                                            (Individual or
                                            Institution):



                                            Name of Individual
                                            representing
                                            Purchaser (if an
                                            Institution)



                                            Title of Individual representing
                                            Purchaser (if an Institution):



                                            Signature by:
                                            Individual Purchaser
                                            or Individual representing
                                            Purchaser:

                                    EXHIBIT F

                              FORM OF LEGAL OPINION



March 30, 2000


To the Purchasers named
in the Common Stock Purchase Agreement
referred to below:

Re:  InfoNow Corporation
     Common Stock Purchase Agreement dated March 30, 2000

Ladies and Gentlemen:

     This firm has acted as special counsel to InfoNow Corporation, a Delaware corporation (the "Company"), in connection with the Common Stock Purchase Agreement, dated March 30, 2000 (the "Purchase Agreement"), among the Company and the Purchasers listed in Exhibit A, attached thereto. This opinion letter is furnished to you pursuant to the requirements set forth in Section 3.21 of the Purchase Agreement. Capitalized terms used herein that are defined in the Purchase Agreement shall have the meanings set forth in the Purchase Agreement, unless otherwise defined herein.

     For purposes of this opinion letter, we have examined copies of the following documents:

          The Purchase Agreement.

          The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          Resolutions of the Board of Directors of the Company adopted on March 24, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Purchase Agreement and the consummation of the transactions contemplated thereunder.

          A certificate of the Secretary of the Company, dated the date hereof, as to the incumbency of certain officers of the Company and other factual matters.

     We have not, except as specifically identified above, made any independent review or investigation of factual matters, including the assets, business or affairs of the Company. In our examination of the Purchase Agreement and the aforesaid certificates, records, documents and agreements, we have assumed the genuineness of all signatures (other than those on behalf of the Company in the Purchase Agreement), the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the accuracy, completeness and authenticity of the foregoing certifications (of public officials, governmental agencies and departments and corporate officers) and statements of fact, on which we are relying, and have made no independent investigations thereof. In rendering the following opinions with respect to the Company we have relied as to factual matters, without independent investigation, upon the representations, warranties and certifications made by the Company in or pursuant to the Purchase Agreement and upon the Secretary's certificates identified above. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     As used in this opinion letter, the phrase "to our knowledge" means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers in the firm who have given substantive legal attention to representation of the Company in connection with the Purchase Agreement.

     For purposes of this opinion letter, we have assumed that (i) the Purchasers have all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform their respective obligations under the Purchase Agreement, (ii) the Purchasers have duly authorized, executed and delivered the Purchase Agreement, (iii) the Purchasers, to the extent they are not individuals, are validly existing and in good standing in all necessary jurisdictions, (iv) the Purchase Agreement constitutes valid and binding obligations, enforceable against the Purchasers in accordance with its terms and (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Purchase Agreement.

     Based upon, subject to and as limited by the foregoing, we are of the opinion that:

     (a) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (b) The Company has the requisite corporate power and corporate authority to own or lease its properties and assets and to conduct its business as it is currently being conducted.

     (c) The Company has the corporate power and corporate authority to enter into the Purchase Agreement and to perform its obligations thereunder.

     (d) The Purchase Agreement is valid, binding and enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether such agreements are considered in a proceeding in equity or at law).

     (e) All corporate proceedings required by law to be taken by the Board of Directors and stockholders of the Company on or prior to the Closing Date in connection with the execution and delivery of the Purchase Agreement have been duly and validly taken.

     Assuming delivery of the Shares and payment of the purchase price therefor in accordance with the Purchase Agreement, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     (g) The Company is authorized by its Certificate of Incorporation to issue 17,000,000 shares, each having a par value of $.001 per share, of which 15,000,000 shares are classified as common stock and 2,000,000 shares are classified as preferred stock. Of the preferred stock, 251,148 shares have been designated as Series A Preferred Stock and 816,000 shares have been designated as Series B Convertible Participating Preferred Stock. On the Closing Date, to our knowledge, and not including any shares to be issued pursuant to the Purchase Agreement, there were 7,270,627 shares of Common Stock issued and outstanding and 250,000 shares of Series B Convertible Preferred Stock issued and outstanding.

     (h) The execution, delivery, and performance by the Company of its agreements in the Purchase Agreement and the issuance and sale by the Company of the Shares on the date hereof will not (i) violate the Certificate of Incorporation or Bylaws of the Company, (ii) breach or result in a default under any agreement or instrument on file with the Securities and Exchange Commission, or (iii) violate any applicable Colorado, Delaware or federal law or regulation or, to our knowledge, any order, writ, injunction or decree of any jurisdiction, court of governmental instrumentality binding upon the Company, except that we express no opinion as to state securities or blue sky laws or as to compliance with the antifraud provisions of the federal and state securities laws.

     No authorization or consent of any governmental entity is required to permit the Company to issue and sell the shares issued to the Purchasers on the date hereof, except such as may be required under state securities or blue sky laws, as to which we express no opinion.

     Subject to the accuracy of the representations of the Purchasers contained in the Purchase Agreement, the offer and sale of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended.

     The Company is not subject to regulation as an "investment company" under the Investment Company Act of 1940, as amended.

     The opinions expressed in Paragraph (d) above shall be understood to mean that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court that will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in Paragraph
(d) above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

     We are admitted to practice law in the State of Colorado and we express no opinion as to the laws of, or the effect or applicability of the laws of, any jurisdiction other than Colorado, the corporate laws of Delaware and the federal laws of the United States. To the extent that any law of any jurisdiction other than the laws of the State of Colorado, the corporate laws of Delaware and the federal laws of the United States, govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the law of such jurisdiction is the same as that of the State of Colorado, and we express no opinion as to whether such assumption is reasonable.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with transactions contemplated by the Purchase Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

 Very truly yours,